Exhibit 99.1

Press Release

K-SEA TRANSPORTATION PARTNERS L.P. ANNOUNCES RESULTS FOR FIRST QUARTER OF FISCAL 2005; INCREASES CASH DISTRIBUTION

NEW YORK, OCTOBER 28, 2004 – K-Sea Transportation Partners L.P. (NYSE: KSP) today reported results of operations for its first fiscal 2005 quarter ended September 30, 2004. The Company also announced that its distribution to unitholders in respect of the first quarter will be increased 3% from $0.525 per unit to $0.54 per unit, or $2.16 per unit annualized.  The distribution will be payable on November 15, 2004 to unitholders of record on November 10, 2004.

For the three months ended September 30, 2004, the Company reported operating income of $4.5 million, an increase of $0.8 million or 22% compared to the $3.7 million earned for the three months ended September 30, 2003.    Earnings before interest, taxes, depreciation and amortization (EBITDA) increased by 27% to $9.9 million in the fiscal 2005 first quarter compared to $7.8 million in the fiscal 2004 first quarter.  EBITDA is a non-GAAP financial measure explained in greater detail below under “Use of Non-GAAP Financial Information”.  The increase of $2.1 million in EBITDA, compared to the first quarter of fiscal 2004, resulted primarily from the operation of a newbuild tank barge, the DBL 102, which was delivered in January 2004, the acquisition of the DBL 140 in January 2004, and the delivery of the DBL 105 in May 2004.  The DBL 105 was acquired in May 2003 and has been successfully modified for petroleum transportation.  Higher average daily rates and vessel utilization in our coastwise trade, resulting from continued strong demand for petroleum products, was partially offset by lower vessel utilization in our local trade which resulted from an increase in unscheduled repair time for one vessel.  Average daily rates benefited from operation of the increased number of larger vessels described above, which generate higher average daily rates, and also from increased fuel surcharges resulting from higher fuel costs incurred.  The fiscal 2005 first quarter also reflected increased general and administrative expenses of $0.4 million, including $0.3 million of additional professional fees, insurance and other costs incurred in connection with being a public company  that were not incurred in the first quarter of fiscal 2004.  Net income per fully diluted limited partner unit in the first quarter was $0.37 per unit.

President and CEO Timothy J. Casey said “Vessel utilization and average daily rates remained strong in the first quarter of this year as a result of continued strong demand for refined petroleum products in the markets we serve.  As a result, and also due to the addition of approximately 347,000 barrels of additional capacity which we’ve either built or purchased, our results of operations and cash flows for the quarter were substantially higher than the first quarter of last year.  Our strong performance allowed us to increase our distribution to unitholders for the second time since our initial public offering in January 2004.”

Capital expenditures, including the double-hulling of the DBL 155 and the re-powering and modification of certain tugboats, totaled $9.0 million for the three months ended September 30, 2004.  Included in this amount was the first progress payment for a new 100,000 barrel tank barge which was ordered in September 2004.  Delivery of this vessel is expected in the fall of 2005.

Our distributable cash flow for the first quarter of fiscal 2005 was $6.3 million, or approximately 1.37 times the amount needed to cover the increased cash distribution of $4.6 million declared in respect of the period.  Distributable cash flow is a non-GAAP financial measure explained in greater detail below under “Use of Non-GAAP Financial Information”.

Earnings Conference Call

We have scheduled a conference call for October 29, 2004, at 10:00 am Eastern time, to review our first quarter results.  Dial-in information for this call is (800) 510-9691 (Domestic) and (617) 614-3453 (International).  The Participant Passcode is 89629370.  The conference call can also be accessed by webcast, which will be available at www.k-sea.com.  Additionally, a replay of the call will be available until November 5, 2004; dial in information for the replay is (888) 286-8010 (Domestic) and (617) 801-6888 (International).  The Participant Passcode is 22171201.

About K-Sea Transportation Partners

K-Sea Transportation Partners provides refined petroleum products marine transportation, distribution and logistics services in the northeastern United States and the Gulf of Mexico.  For additional information about us, please visit our website, and the Investor Relations section, at www.k-sea.com .

Use of Non-GAAP Financial Information

We report our financial results in accordance with generally accepted accounting principles.  However, we also present certain non-GAAP financial measures such as EBITDA and distributable cash flow which we use in our business.

EBITDA is used as a supplemental financial measure by management and by external users of our financial statements to assess (a) the financial performance of our assets and our ability to generate cash sufficient to pay interest on our indebtedness and make distributions to partners, (b) our operating performance and return on invested capital as compared to other companies in our industry, and (c) our compliance with certain financial covenants in our debt agreements.  We believe distributable cash flow is useful as another indication of our ability to generate cash and pay distributions to partners.  Neither EBITDA nor distributable cash flow should be considered an alternative to net income, operating income, cash flow from operating activities or any other measure of financial performance or liquidity under GAAP.  EBITDA and distributable cash flow as presented herein may not be comparable to similarly titled measures of other companies.

We have presented in the tables below a reconciliation of each of these measures to the most directly comparable GAAP measurement.

Cautionary Statements

This press release contains forward-looking statements, which includes any statements that are not historical facts.  These statements involve risks and uncertainties, including, but not limited to, insufficient cash from operations, a decline in demand for refined petroleum products, a decline in demand for tank vessel capacity, intense competition in the domestic tank barge industry, the occurrence of marine accidents or other hazards, the loss of any of our largest customers, fluctuations in charter rates, delays or cost overruns in the construction of new vessels, failure to comply with the Jones Act, modification or elimination of the Jones Act and adverse developments in our marine transportation business and other factors detailed in our other filings with the Securities and Exchange Commission.  If one or more of these risks or uncertainties materialize (or the consequences of such a development changes), or should underlying assumptions prove incorrect, actual outcomes may vary materially from those forecasted or expected.  We disclaim any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise.

Contact K-Sea Transportation Partners L.P

John J. Nicola, Chief Financial Officer, 718 720-9306

K-SEA TRANSPORTATION PARTNERS L.P.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except for unit and per unit  data)

	Three months ended September 30,
	2004	2003
		(A)

Voyage revenue	$28,648	$22,889
Bareboat charter and other revenue	405	542
Total revenues	29,053	23,431

Voyage expenses	5,214	4,310
Vessel operating expenses	11,545	9,405
General and administrative expenses	2,429	1,989
Depreciation and amortization	5,369	4,054
Total operating expenses	24,557	19,758

Operating income	4,496	3,673
Interest expense, net	1,161	2,171
Other expense (income), net	(2)	(33)

Income before provision for income taxes	3,337	1,535
Provision for income taxes	200	230
Net income	$3,137	$1,305

General partner’s interest in net income	$63	—

Limited partners’ interest in:
Net income	$3,074	$1,305
Net income per unit - basic and diluted	$0.37	$0.27
Weighted average units outstanding - basic	8,330	4,830	(B)
- diluted	8,339	4,830

(A)	Represents results of operations of our predecessor company, EW Transportation LLC.
(B)	Represents number of units received by our predecessor in exchange for the net assets contributed to us at the time of our initial public offering.

Supplemental Operating Statistics

	Three months ended September 30,
	2004	2003
Local Trade:
Average daily rate (1)	$5,583	$4,993
Net utilization (2)	74%	85%

Coastwise Trade:
Average daily rate	$11,603	$10,559
Net utilization	92%	91%

Total Fleet
Average daily rate	$9,329	$7,940
Net utilization	84%	88%

(1)	Average daily rate is equal to the net voyage revenue earned by a group of tank vessels during the period, divided by the number of days worked by that group of tank vessels during the period.
(2)	Net utilization is equal to the total number of days worked by a group of tank vessels during the period, divided by total calendar days for that group of tank vessels during the period.

K-SEA TRANSPORTATION PARTNERS L.P.

Reconciliation of Unaudited Non-GAAP Financial Measures to GAAP Measures

(in thousands)

Distributable Cash Flow

Three months ended September 30, 2004

Net income	$3,137
Adjustments to reconcile net income to distributable cash flow :
Depreciation and amortization	5,369
Amortization of deferred costs	194
Non cash income tax expense	156

Maintenance capital expenditures (1)	(2,575)

Distributable cash flow	$6,281
Cash distribution in respect of the period	$4,590

Distribution coverage	1.37

(1) - Maintenance capital expenditures represent the estimated cash capital expenditures necessary to maintain the operating capacity of the Partnership’s capital assets over the long term.  This amount includes an allowance to replace the earning capacity of the vessels which are scheduled to phase out by January 1, 2015 under OPA 90.

Earnings before Interest, Taxes Depreciation and Amortization (EBITDA)

	Three months ended September 30,
	2004	2003

Net income	$3,137	$1,305
Adjustments to reconcile net income to EBITDA :

Depreciation and amortization	5,369	4,054
Interest expense, net	1,161	2,171

Provision for income taxes	200	230

EBITDA	$9,867	$7,760

K-SEA TRANSPORTATION PARTNERS L.P.

CONSOLIDATED CONDENSED BALANCE SHEETS

(in thousands)

	September 30, 2004	June 30, 2004

Assets
Current assets:
Cash and cash equivalents	$48	$379
Title XI escrow account	672	1,220
Accounts receivable, net	14,752	11,810
Prepaid expenses and other current assets	3,016	2,429
Total current assets	18,488	15,838

Vessels and equipment, net	204,674	193,646
Construction in progress	1,103	7,722
Title XI escrow account	1,570	1,570
Other assets	9,194	9,368
Total assets	$235,029	$228,144

Liabilities and Partners’ Capital
Current liabilities:
Current portion of long-term debt	$4,716	$4,066
Accounts payable and accrued expenses	11,690	10,952
Total current liabilities	16,406	15,018

Title XI bonds and term loans	77,568	70,351
Credit line borrowings	3,850	4,400
Deferred taxes	2,833	2,677
Total liabilities	100,657	92,446
Commitments and contingencies
Partners’ Capital	134,372	135,698
Total liabilities and partners’ captial	$235,029	$228,144